UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 9, 2012

AMERICAN LORAIN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34449	87-0430320
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation)		identification no.)

Beihuan Road
Junan County
Shandong, China 276600
(Address of Principal Executive Offices) (Zip Code)

(86) 539-731-8818
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 15, 2012, American Lorain Corporation (the “Company”) issued a press release announcing that its Board of Directors has received a proposal letter from Mr. Si Chen, Chairman, CEO and President of the Company, to acquire all of the outstanding ordinary shares of the Company not currently owned by Mr. Chen at a proposed price of $1.6 per ordinary share, in cash, subject to certain conditions. Mr. Chen currently beneficially owns, in the aggregate, approximately 46.5% of the Company’s outstanding ordinary shares.

According to the proposal letter, Mr. Chen will form an acquisition vehicle for the purpose of pursuing the acquisition and the acquisition is intended to be financed by a combination of debt and equity capital.

The Company's board of directors has formed an independent committee (the “Independent Committee”), composed of Mr. Dekai Yin, Mr. Tad M. Ballantyne and Mr. Maoquan Wei, and elected Mr. Yin as its chairman, to consider the proposal. The Independent Committee has the authority to retain independent legal and financial advisors to assist it. The Independent Committee has appointed Sidley Austin LLP as its legal counsel.

There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Chen or any other transaction will be approved or consummated.

A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Lorain Corporation

By: /s/ David She

Name: David She
Title: Chief Financial Officer
Date: October 15, 2012